                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              GENTA INCORPORATED
                (Name of Registrant as Specified In Its Charter)

                                NAME OF COMPANY
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                               GENTA INCORPORATED
                           99 HAYDEN AVENUE, SUITE 200
                               LEXINGTON, MA 02421
                                 (781) 860-5150

                                                                   June 15, 1999


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders which will be held on July 13, 1999, at 11:00 a.m. at the Harborside Hyatt Conference Center & Hotel, 101 Harborside Drive, Boston, Massachusetts.

         The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

         After reading the Proxy Statement, please mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid envelope so that, whether you intend to be present at the annual meeting or not, your shares of Common Stock or Series D Preferred Stock will be voted. If you have any questions or need assistance in voting your shares, please call Gerald M. Schimmoeller at the number above.

         A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, is enclosed.

         The Board of Directors and Management look forward to seeing you at the meeting.


                                        Sincerely yours,

                                        /s/ Kenneth G. Kasses
                                        Kenneth G. Kasses, Ph.D.
                                        Chairman of the Board, Chief
                                        Executive Officer and President

                               GENTA INCORPORATED

                    Notice of Annual Meeting of Stockholders
                            to be held July 13, 1999


                  The Annual Meeting of Stockholders (the "Annual Meeting") of Genta Incorporated (the "Company") will be held on July 13, 1999, at 11:00 a.m. at the Harborside Hyatt Conference Center & Hotel, 101 Harborside Drive, Boston, Massachusetts, for the following purposes:

         a.       To elect the entire board of directors.

         b. To ratify the selection of Deloitte and Touche LLP as the Company's independent accountants.

         c. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

         The Executive Committee of the Board of Directors has fixed the close of business on June 7, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. A complete list of stockholders entitled to vote will be available for review at the Company, 99 Hayden Avenue, Suite 200, Lexington, Massachusetts, from July 3, 1999 until the Annual Meeting.


June 15, 1999                           By Order of the Board of Directors,





                                        Kenneth G. Kasses, Ph.D.
                                        Chairman of the Board, Chief
                                        Executive Officer and President



--------------------------------------------------------------------------------
         IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. EVEN IF YOU PLAN TO ATTEND IN PERSON, PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE ANNUAL MEETING.
--------------------------------------------------------------------------------

                               GENTA INCORPORATED
                           99 HAYDEN AVENUE, SUITE 200
                               LEXINGTON, MA 02421
                                 (781) 860-5150

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


         THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE BOARD OF DIRECTORS OF GENTA INCORPORATED, A DELAWARE CORPORATION (THE "COMPANY"), OF PROXIES IN THE ACCOMPANYING FORM TO BE USED AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 13, 1999 AT 11:00 A.M. AT THE HARBORSIDE HYATT CONFERENCE CENTER & HOTEL, 101 HARBORSIDE DRIVE, BOSTON, MASSACHUSETTS. AND ANY ADJOURNMENT OF SUCH ANNUAL MEETING (THE "ANNUAL MEETING"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR EACH PROPOSAL DESCRIBED IN THIS PROXY STATEMENT.

         Stockholders of record of the Company's common stock, par value $.001 per share (the "Common Stock") and the Series D convertible preferred stock, par value $.001 per share ("Series D Preferred Stock") at the close of business on June 7, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 17,612,017 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. As of the close of business on the Record Date, the Company also had 127,608 shares of Series D Preferred Stock outstanding and entitled to vote. The Series D Preferred Stock is entitled to vote together with the Common Stock on an as-converted basis (each share of the Series D Preferred Stock has the equivalent vote of approximately 105.96 shares of Common Stock.) In addition, as of the close of business on the Record Date, the Company had 352,100 shares of Series A convertible preferred stock, par value $.001 per share (the "Series A Preferred Stock") outstanding and entitled to notice of the Annual Meeting. Holders of the Series A Preferred Stock, however, are not entitled to vote at the Annual Meeting.

         Abstentions and broker non-votes are treated as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. However, broker non-votes will not be counted for the purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Therefore, broker non-votes will not affect the determination as to whether the requisite majority of votes cast has been obtained with respect to a particular proposal.

         The entire expense of printing, preparing, assembling and mailing proxy materials and the cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone, telegram or facsimile. No additional compensation will be paid to such persons for such solicitation.

         The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's Common Stock, Series A Preferred Stock and Series D Preferred Stock, and obtaining voting instructions from beneficial owners of the Company's Common Stock and Series D Preferred Stock.

         This Proxy Statement and the accompanying form of proxy, together with a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, are being mailed to stockholders on or about June 15, 1999.


                                    IMPORTANT

         PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES OF COMMON STOCK OR SERIES D PREFERRED STOCK WILL BE VOTED. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

     The Company currently has ten directors each serving a term of one year expiring at the Annual Meeting or until such director's successor shall have been elected and qualified. In prior years, the Board of Directors of the Company was divided into classes and only one class of directors was elected at each such prior year's annual meeting. However, the Board of Directors of the company are no longer divided into classes. Accordingly, the shareholders of the Company will now be electing the entire Board of Directors.

         Unless authority to vote for directors is withheld, the Company intends that the shares represented by the enclosed proxy will be voted for the election of Kenneth G. Kasses, Ph.D., Robert E. Klem, Ph.D., Glenn L. Cooper, M.D., Donald G. Drapkin, Lawrence J. Kessel, M.D., Peter Salomon, M.D., Bobby W. Sandage, Jr., Ph.D., Andrew J. Stein, Harlan J. Wakoff, and Michael S. Weiss, who are currently members of the Board of Directors of the Company. In the event any of the above nominees become unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of the remaining nominees and any additional persons the Board of Directors may select. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

         Set forth below is certain information regarding the Company's directors and executive officers, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director, their respective ages as of June 15, 1999 and the year in which each became a director of the Company. Each director has served continuously with the Company since his first election as a director as indicated below.

                        DIRECTORS AND EXECUTIVE OFFICERS


NAME                            AGE      POSITION

Kenneth G. Kasses, Ph.D.......  54       President, Chief Executive Officer, and
                                         Chairman of Board of Directors
Robert E. Klem, Ph.D..........  54       Vice President of Discovery, Chief
                                         Technical Officer, and Director
Gerald M. Schimmoeller........  55       Vice President and Chief Financial
                                         Officer
Glenn L. Cooper, M.D..........  46       Director
Donald G. Drapkin.............  51       Director
Lawrence J. Kessel, M.D.......  45       Director
Peter Salomon, M.D............  39       Director
Bobby W. Sandage, Jr., Ph.D...  45       Director
Harlan J. Wakoff..............  32       Director

NAME                            AGE      POSITION

Michael S. Weiss..............  33       Director
Andrew J. Stein...............  54       Director


         Kenneth G. Kasses, Ph.D., has been the Company's Chief Executive Officer and President since October 1997. Dr. Kasses has been a member of the Board of Directors since September 1997 and has served as Chairman of the Board since October 1998. From 1991 to 1997, Dr. Kasses was affiliated with the Radiopharmaceutical Division of The DuPont Merck Pharmaceutical Company, serving as Senior Vice President and General Manager until 1994 when he was appointed President. From 1988 through 1990, he served as Director, Business Development and Planning, for the Medical Products Department of E.I. DuPont de Nemours & Company, Inc. In that capacity, he played a key role in the formation of The Dupont Merck Pharmaceutical Company, a joint venture between DuPont and Merck and Co., Inc. Prior to 1988 he served as Director, U.S. Pharmaceuticals, for DuPont from 1987 to 1988 and as President of DuPont Critical Care from 1986 to 1987. Prior to this, Dr. Kasses held various executive positions from 1973 to 1986 at American Critical Care, CIBA-GEIGY Pharmaceuticals, Ayerst Laboratories and Block Drug Company. Dr. Kasses received a Ph.D. in pharmacology from New York Medical College in 1974 and a B.S. in biology from Dickinson College in 1966. Dr. Kasses serves on the Board of Directors of the United Way of Merrimack Valley.

         Robert E. Klem, Ph.D., has been a member of the the Company's Board of Directors since February 1991 and Vice President of the Company since October 1991. In 1973, Dr. Klem co-founded JBL Scientific, Inc. ("JBL"), a wholly-owned subsidiary of the Company that recently sold substantially all of its assets, and was Chairman of the Board of JBL with responsibility for research, development and marketing activities. Previously, Dr. Klem was the Plant Manager for E.I. DuPont in Victoria, Texas from 1970 to 1974. Dr. Klem received his Ph.D. in Organic Chemistry from the University of California at Riverside.

         Gerald M. Schimmoeller has been Vice President and Chief Financial Officer of the Company since February 1999. From 1996 to February 1999, he was the Vice President and Chief Financial Officer for Alphagene, Inc., a privately-held biotechnology development company focused on functional genomics technology. From 1994 to 1996, he served as Vice President and Chief Financial Officer of Concentra Corporation, a publicly held software development company. From 1987 to 1993, he served as Vice President and Chief Financial Officer of Artel Communications Corporation, a publicly held data communications company. At each of these companies he had significant experience in managing the financial, management information systems, human resources, and investor relations functions and was involved in managing an initial public offering and significant private placements. From 1983 to 1987, he was Controller at Telco Systems, a telecommunications company. He held various senior financial positions with GTE Corporation. He received his MBA from Northeastern University's Executive MBA Program and a B.S. Degree from the State University of New York.

         Peter Salomon, M.D., FACG, has been a member of the Company's Board of Directors since September 1997. His principal employment during the last five years has been as a board certified gastroenterologist in private practice in Boca Raton and Delray Beach, Florida with Gastroenterology Consultants of South Florida. In addition, he is an expert consultant for several insurance companies and law firms in the areas of gastroenterology and liver diseases. Dr. Salomon graduated Magna Cum Laude from New York University in 1981. He received his M.D. from New York University in 1985. Following this he received his training in Internal Medicine and Gastroenterology at The Mount Sinai Hospital in New York, where he held a grant from the Crohn's and Colitis Foundation to perform research in inflammatory bowel disease. He was also selected to receive advanced training in therapeutic endoscopic techniques at Aarhus Kommunehospital in Aarhus, Denmark. He has been elected to the Phi Beta Kappa society and is a member of MENSA. He has done extensive research in the field of gastroimmunology and has published numerous articles and book chapters in various leading scientific journals and textbooks. He is also currently a director of Precision Pharmaceuticals and PolaRx, both privately-held biotechnology companies.

         Andrew J. Stein has been a member of the Company's Board of Directors since September 1997. In addition, he is President of Benake Corporation, Equity Partner in Metromedia Asia and a member of the Board of Directors of News Communications. Mr. Stein is also a member of the New York State Commission of Privatization and the New York State Research Council on Privatization. He was the Chairman of the Commission for the Study of Youth Crime and Violence and Reform of the Juvenile Justice System from 1993 to 1995. From 1986 to 1993, he was President of the Council, New York City. From 1978 to 1985, he was President of the Borough of Manhattan and from 1969 to 1977, he was a member of the New York State Assembly where he served on the Health Committee and was appointed by Governor Nelson Rockefeller as Chairman of the Commission on Living Costs and the Economy, which reformed the nursing home industry in New York State. He was also Chairman of the New York City Commission on Public Information and Communication, and has been a Trustee of the New York City Employees Retirement System and an ex officio member of The Museum of The City of New York, The New York Public Library, The Metropolitan Museum of Art and The Queens Borough Public Library.

         Harlan J. Wakoff has been a member of the Company's Board of Directors since September 1997. Mr. Wakoff has been a Vice President of the Media and Entertainment Investment Banking Group at ING Baring Furman Selz LLC since June 1996. He was previously affiliated with the investment banking groups at NatWest Markets from January 1995 to June 1996 and Kidder Peabody & Co. from August 1993 to January 1995. Mr. Wakoff received an M.B.A. from The Wharton School at the University of Pennsylvania in May 1993 and a B.S. in accounting, Summa Cum Laude, from the State University of New York at Albany.

         Glenn L. Cooper, M.D., has been a member of the Company's Board of Directors since September 1997. He has also been Chief Executive Officer, President and a director of Interneuron Pharmaceuticals, Inc. since May 1993. From September 1992 to June 1994 Dr.

Cooper was Chief Executive Officer, President and a director of Progenitor, Inc. and is currently Chairman at Progenitor. He is also Chairman of Intercardia, Inc., Chairman and Acting President of Transcell Technologies, Inc. and a director of InterNutria, Inc., all of which are subsidiaries of Interneuron. In addition, Dr. Cooper serves as a director of Aeolus Pharmaceuticals, Inc., a subsidiary of Intercardia. Dr. Cooper also served as President and Chief Executive Officer of Intercardia from March 1994 to January 1995. Prior to joining Progenitor, Dr. Cooper was Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation since August 1990. Dr. Cooper had been associated with Eli Lilly since 1985, most recently, from June 1987 to July 1990, as Director, Clinical Research, Europe, of Lilly Research Center Limited; from October 1986 to May 1987 as International Medical Advisor, International Research Coordination of Lilly Research Laboratories; and from June 1985 to September 1986 as Medical Advisor, Regulatory Affairs, Chemotherapy Division at Lilly Research Laboratories. Dr. Cooper received his M.D. from Tufts University School of Medicine, performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and Massachusetts General Hospital and is a Magna Cum Laude graduate of Harvard College.

         Lawrence J. Kessel, M.D., FACP, CMD, has been a member of the Company's Board of Directors since September 1997. Dr. Kessel is a physician in private practice in Philadelphia and a diplomate in both internal medicine and geriatric medicine, as well as a Fellow of the American College of Physicians and a Certified Medical Director of Long-Term Nursing Facilities. Dr. Kessel is affiliated with Chestnut Hill Hospital, Roxborough Memorial Hospital and Chestnut Hill Rehabilitation Hospital and serves as a clinical instructor at Jefferson Medical College. He is also a medical director at Integrated Health Services and a staff physician at Fairview Paper Mill, Green Acres Ivy Hill and St. Joseph's Villa. Dr. Kessel is a director of PolaRx, a privately-held biotechnology company. Dr. Kessel graduated Magna Cum Laude from the University of Pittsburgh with a B.S. in 1975 and Temple Medical School in 1980 with an M.D. He completed his residency in internal medicine at Abington Memorial Hospital in 1994.

         Bobby W. Sandage, Jr., Ph.D., has been a member of the Company's Board of Directors since September 1997. Dr. Sandage joined Interneuron Pharmaceuticals, Inc. in November 1991 as Vice President, Medical and Scientific Affairs. Since December 1995 he has been Executive Vice President, Research and Development and Chief Scientific Officer of Interneuron Pharmaceuticals, Inc. From February 1989 to November 1991 he held management positions in the Cardiovascular Research and Development division of The DuPont Merck Pharmaceutical Company. From May 1985 to February 1989 he was affiliated with the Medical Department of DuPont Critical Care. Dr. Sandage is a director of Aeolus Pharmaceuticals, Inc., a subsidiary of Intercardia, Inc. Dr. Sandage is an adjunct professor in the Department of Pharmacology at the Massachusetts College of Pharmacy. Dr. Sandage received his Ph.D. in Clinical Pharmacy from Purdue University and his B.S. in Pharmacy from the University of Arkansas.

         Donald G. Drapkin has been a member of the Company's Board of Directors since September 1997, and was Chairman from September 1997 until October 1998. Mr. Drapkin has been a director and Vice Chairman of MacAndrews & Forbes Holdings, Inc. and various of its affiliates since March 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Meagher & Flom in New York for more than five years. Mr. Drapkin also is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Algos Pharmaceutical Corporation, Anthracite Capital, Inc., BlackRock Asset Investors, Cardio Technologies, Inc., The Molson Companies, Playboy Enterprises, Inc., Revlon, Inc., Revlon Consumer Products Corporation, Nexell Therapeutics Inc. and Weider Nutrition International, Inc.

         Michael S. Weiss has been Vice Chairman of the Company's Board of Directors since May 1997. Mr. Weiss is currently the President and CEO of The Cancer Education Network, Inc., an Internet-based cancer information and education company. From 1993 until April 1999, Mr. Weiss was Senior Managing Director of Paramount Capital, Inc., an investment banking firm, and served in a similar capacity for certain affiliated entities. Prior to this, Mr. Weiss was an attorney with Cravath, Swaine & Moore. Mr. Weiss also serves on the Board of Directors of Palatin Technologies, Inc. and AVAX Technologies, Inc., as Secretary of Atlantic Pharmaceuticals, Inc. and as Chairman of Procept Inc., all publicly-traded biotechnology companies. Additionally, Mr. Weiss is a member of the board of directors of several privately-held biopharmaceutical companies. Mr. Weiss received his J.D. from Columbia University School of Law and a B.S. in Finance from the State University of New York at Albany.

         The Company has standing executive, audit and compensation committees of the Board of Directors. The members of the executive committee are Dr. Kasses, Dr. Cooper, Mr. Wakoff and Mr. Weiss. The executive committee has the power to exercise the responsibilities of the Board of Directors when the Board is not in session. The executive committee met one time during the year ended December 31, 1998. The members of the audit committee include Dr. Kessel, Dr. Sandage and Mr. Wakoff. The audit committee has the power to recommend to the Board the independent public accountants to be engaged and to arrange the details of such engagement, and to review with the independent public accountants various accounting-related issues and policies regarding the Company. The members of the compensation committee include Dr. Cooper, Mr. Stein and Mr. Weiss. The compensation committee has the power to determine the compensation of management and directors of the Company, to approve the compensation policies applicable to the Company's executive officers, and to exercise the powers of the Board in respect of the administration of the Company's stock option and other employee benefit plans.

         The Board of Directors held 3 meetings during the year ended December 31, 1998. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors, with the exception of Dr. Sandage. Directors receive no fees for their services, but non-employee directors are eligible for stock options granted in consideration for their service as directors.

SUMMARY COMPENSATION

         The following table sets forth information concerning the compensation of the following executive officers (collectively, the "Named Executive Officers") for each of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                         Annual Compensation                   Compensation Awards
                            ----------------------------------------------  --------------------------
Name and                                                      Other Annual    Securities Underlying
Principal Position          Year     Salary($)     Bonus($)   Compensation         Options(#)
------------------          ----     ---------     --------   ------------         ----------


Thomas H. Adams, Ph.D       1998    $109,034(1)      --            --                   --
Chairman of the Board and   1997     285,000(1)      --            --                100,000(2)
Chief Executive Officer     1996     285,000(3)      --            --                  2,799(3)

Kenneth G. Kasses, Ph.D     1998     300,000      100,000(4)       --              2,236,263
President and               1997      62,500(4)      --            --                   --
Chief Executive Officer

Robert E. Klem, Ph.D        1998     168,731         --            --                   --
Vice President              1997     170,000(5)      --            --                   --
                            1996     155,000(3)      --           2,580(6)               853(3)


(1) Dr. Adams resigned as Chairman of the Board and Chief Executive Officer on May 5, 1997. Pursuant to a severance and consulting agreements with the Company, the Company agreed to continue to pay Dr. Adams' salary at the then-current rate of $285,000 per year for a one-year period, agreed to continue eligibility for coverage under the Company's health insurance plan for a one-year period and agreed to grant options to purchase 100,000 shares of Common Stock exercisable at $3.00 per share (100% of the fair market value of such stock on May 5, 1997) as consideration for consulting services of at least 24 days.

(2)      See Footnote 1 above. These options were granted to Dr. Adams in May
         1998.

(3) Options were granted to Dr. Klem and Dr. Adams during the year ended December 31, 1996 to compensate them for accepting deferral of the payment of a portion of base salary in 1995 and 1996. The portions of salaries so deferred are included in the 1996 salary figures in this table, consisting of $11,875 and $6,458 for Drs. Adams and Klem, respectively.

(4) Salary payments commenced on October 1, 1997. See "Compensation of the President and Chief Executive Officer" below.

(5) This amount does not include the payment in 1997 of the full salary amounts deferred from 1995 and 1996, as discussed in Footnote 3 above.

(6)      Represents payment for an insurance policy covering Dr. Klem.

COMPENSATION OF DIRECTORS

         Directors of the Company receive no fees for their services as directors or committee members. Non-employee directors are reimbursed by the Company for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees and receive annual grants of stock options under the Company's Non-Employee Director 1998 Stock Option Plan. Pursuant to the Company's 1998 Stock Incentive Plan, employee directors are eligible for stock options.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Pursuant to a Letter Agreement, dated September 4, 1997, between Michael Weiss, then the Interim Chairman of the Board of the Company, and Dr. Kasses (the "Letter Agreement"), Dr. Kasses was appointed President and Chief Executive Officer of the Company, effective October 1, 1997, subject to Board ratification. Among other items, the Letter Agreement provides the following:

         1. Dr. Kasses receives a base salary of $300,000 per annum, subject to semi-annual review commencing on October 1, 1998. In the event Dr. Kasses is terminated without cause or terminates his employment for cause, Dr. Kasses becomes entitled to receive this amount as severance for one year following such termination, subject to set-off for amounts earned from alternative employment. At the end of Dr. Kasses' first year of employment, he becomes entitled to a bonus of $100,000 (assuming continued employment by the Company). In subsequent years, Dr. Kasses is entitled to an additional bonus of up to $100,000, subject to achievement of agreed-upon milestones.

         2. Dr. Kasses is entitled to receive, subject to stockholder approval, a grant of stock options to purchase 5% of the fully diluted Common Stock of the Company outstanding as of an agreed-upon date, with quarterly vesting over four years (assuming continued employment).

         3. Dr. Kasses and his dependents receive such medical, long-term disability, life insurance and such other health benefits as the Company makes available to its other senior officers and directors.

         The Letter Agreement contemplates that these and certain other provisions will be incorporated into an employment agreement between Dr. Kasses and the Company. This has not yet occurred. At the end of his first year of employment, Dr. Kasses received the bonus contemplated in the Letter Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         By resolution dated January 29, 1998, the Board of Directors appointed a Compensation Committee consisting of Dr. Glenn L. Cooper, Andrew J. Stein, and Michael S. Weiss. None of the members of the Compensation Committee had any "interlock" relationship to report during the Company's fiscal year ended December 31, 1998.

PENSION AND LONG-TERM INCENTIVE PLANS

         The Company has no pension or long-term incentive plans.

OPTION GRANTS IN THE LAST FISCAL YEAR

         The following table sets forth certain information concerning grants of stock options made during the Company's fiscal year ended December 31, 1998 to the following Named Executive Officer:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                     ----------------------------------------------

                                                                          POTENTIAL REALIZABLE VALUE
                                  PERCENTAGE                              AT ASSUMED ANNUAL RATES OF
                     NUMBER OF    OF TOTAL                                 STOCK PRICE APPRECIATION
                     SECURITIES    OPTIONS     EXERCISE                       FOR OPTION TERMS(1)
                     UNDERLYING  GRANTED TO     PRICE      EXPIRA-    -----------------------------------
                      OPTIONS    EMPLOYEE IN     PER        TION
                      GRANTED    FISCAL YEAR    SHARE       DATE         0%          5%           10%
                     ---------   -----------   --------   ---------   --------   ----------    ----------


Kenneth G. Kasses    2,236,263      78.8%      $0.94375   9/30/2007   $474,647   $3,437,738    $5,474,024


(1) The amounts shown on this table represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 0% (based on a market value on the date of the grant of $1.16 per share), 5% and 10%, compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1998:


                                                                  Number of
                                                                  Securities                    Value of
                                                                  Underlying                  Unexercised
                                                                 Unexercised                 In-the-Money
                                                                  Options at                  Options at
                                                              Fiscal Year End(#)         Fiscal Year End($)(1)
                                                          --------------------------  --------------------------
                           Shares Acquired     Value
Name                       On Exercise (#)  Realized ($)  Exercisable  Unexercisable  Exercisable  Unexercisable
----                       ---------------  ------------  -----------  -------------  -----------  -------------



Thomas H. Adams, Ph.D.           --             --         82,877(2)     17,123(2)          --           --

Kenneth G. Kasses, Ph.D.         --             --           698,832     1,537,431       $236,681        --

Robert E. Klem, Ph.D.            --             --             5,353         --             --           --

----------

(1) Calculated on the basis of the fair market value of the underlying securities as of December 31, 1998 ($1.281 per share), minus the exercise price.

(2) Includes options to purchase 100,000 shares of Common Stock granted to Dr. Adams in May 1998 pursuant to a consulting services agreement.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as of June 7, 1999 as to shares of Common Stock beneficially owned by (i) the Company's directors, (ii) the Company's Named Executive Officers set forth in this Proxy Statement, (iii) the directors and executive officers as a group and (iv) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock of the Company. As of June 7, 1999, each share of Series A Preferred Stock was convertible at the option of the holder into approximately 7.43 shares of Common Stock and each share of Series D Preferred Stock is convertible at the option of the holder into approximately
105.96 shares of Common Stock. Except as required by law or with respect to the creation or amendment of senior classes of preferred stock or creation of different series or classes of Common Stock, and in certain other instances, the holders of Series A Preferred Stock do not have voting rights until conversion into Common Stock. The conversion price and the numbers of shares of Common Stock issuable upon conversion of the Series A and the Series D Preferred Stock may be adjusted in the future, based on the provisions in the Certificate of Incorporation, as amended.


                                               COMMON STOCK                SERIES D PREFERRED STOCK
                                               ------------                ------------------------


NAME AND ADDRESS                      AMOUNT AND NATURE OF
BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP              AMOUNT AND NATURE OF
----------------                      --------------------   PERCENT         BENEFICIAL        PERCENT
                                              (1)            OF CLASS       OWNERSHIP(1)       OF CLASS
                                              ---            --------       ------------       --------
  CERTAIN BENEFICIAL
  HOLDERS;

  Lindsay A. Rosenwald, M.D.               24,032,930 (2)      69.7%(3)      102,247(2)          59.8%
  787 Seventh Avenue
  New York, NY  10019

  Paramount Capital Asset                  21,166,537 (4)      66.9%(3)       76,415(4)          52.6%
  Management, Inc.
  787 Seventh Avenue
  New York, NY 10019

  United Congregations Mesora               1,159,600 (5)       7.1%          10,000(5)           6.9%
  c/o Aetna Realty
  1 State Street Plaza
  New York, NY  10004
  Attn:  Chana Adelstein

  MANAGEMENT:

  Michael S. Weiss                            703,939 (6)       4.4%           6,084(6)           4.1%

  Robert E. Klem, Ph.D.                       324,024 (7)       1.8%               0               .0%

  Lawrence J. Kessel, M.D.                     61,803 (8)       0.3%             250(8)           0.2%

  Peter Salomon, M.D.                          33,313 (9)       0.2%               0               .0%

  Glenn L. Cooper, M.D.                       147,656(10)       0.8%               0               .0%

  Donald G. Drapkin                           295,313(11)       1.6%               0               .0%

  Kenneth G. Kasses, Ph.D.                    978,365(12)       5.3%               0               .0%

  Bobby W. Sandage, Jr., Ph.D.                147,656(13)       0.8%               0               .0%

  Andrew J. Stein                              32,813(14)       0.2%               0               .0%

  Harlan J. Wakoff                             32,813(15)       0.2%               0               .0%


  All directors and executive               2,757,695          13.6%           6,334              4.2%
  officers as a group (10 persons)

(1) The number of shares beneficially owned is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of June 7, 1999, through the exercise or conversion of any stock option, convertible security, warrant or other right. The inclusion in the table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity. The Common Stock represented here includes the Common Stock that the beneficial holders would directly possess if they converted their Series D Preferred Stock holdings, set forth under the heading "Series D Preferred Stock" in the table above.

(2) Dr. Rosenwald may be deemed to have shared voting and investment power over the 19,303,093 shares of Common Stock (which includes Common Stock issuable upon conversion of Series D Preferred Stock), 250,800 shares of Series A Preferred Stock (which are convertible into 1,863,444 shares of Common Stock) and 76,415 shares of Series D Preferred Stock that may be deemed to be beneficially owned by Paramount Capital Asset Management, Inc. ("Paramount"), of which Dr. Rosenwald is the sole stockholder. See footnote 4 below. In addition, Dr. Rosenwald may be deemed to have sole voting and investment power over approximately 2,866,393 shares of Common Stock that he may be deemed beneficially to own, consisting of approximately 1,951,801 shares of Common Stock issuable upon conversion of 18,420 shares of Series D Preferred Stock, which are themselves issuable upon exercise of warrants, 92,101 shares of Common Stock issuable upon exercise of warrants, which are themselves issuable upon exercise of warrants, 785,429 shares of Common Stock issuable upon conversion of 7,412 shares of Series D Preferred Stock, which are themselves issuable upon exercise of warrants, and 37,062 shares of Common Stock issuable upon exercise of warrants, which are themselves issuable upon exercise of warrants. Dr. Rosenwald may be deemed to have sole voting and investment power over the approximately 25,832 shares of Series D Preferred Stock issuable upon exercise of warrants that are listed in the preceding sentence.

(3) Holders of the Series D Preferred Stock are is entitled to vote with holders of the Common Stock on all matters submitted to a vote of the Company's stockholders. Dr. Rosenwald may be deemed beneficially to own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 57.5% of the aggregate voting power of the outstanding shares of Common Stock and Series D Preferred Stock. Similarly, Paramount may be deemed beneficially to own 54.4% of the aggregate voting power of the outstanding shares of Common Stock and Series D Preferred Stock.

(4) Paramount may be deemed to have shared voting and investment power over the 7,009,767 and 14,156,770 shares of Common Stock, and 70,100 and 180,700 shares of Series A Preferred Stock, respectively, which may be deemed to be beneficially owned by The Aries Domestic Fund, L.P. (the "Aries Domestic Fund"), a limited partnership, and The Aries Fund, a Cayman Islands Trust (the "Aries Trust"), for which Paramount is the General Partner and Investment Advisor, respectively. As of June 7, 1998, Paramount may be deemed to own beneficially the following shares of Common Stock held by the Aries Trust: 3,351,192 shares of Common Stock; 1,341,832 shares of Common Stock issuable upon conversion of 180,700 shares of Series A Preferred Stock; 5,194,172 shares of Common Stock issuable upon conversion of 49,020 shares of Series D Preferred Stock; and 4,302,074 shares of Common Stock issuable upon the exercise of warrants. Paramount may be deemed to own beneficially the following shares of Common Stock held by the Aries Domestic Fund: 1,393,399 shares of Common Stock; 520,545 shares of Common Stock issuable upon conversion of 70,100 shares of Series A Preferred Stock; 2,796,821 shares of Common Stock issuable upon conversion of 26,395 shares of Series D Preferred Stock; and 2,316,502 shares of Common Stock issuable upon exercise of warrants. Paramount may also be deemed the beneficial owner of the 26,395 shares of Series D Preferred Stock held by the Aries Domestic Fund and the 49,020 shares of Series D Preferred Stock held by the Aries Trust.

(5) United Congregations Mesora owns beneficially 10,000 shares of Series D Preferred Stock (which are convertible into approximately 1,059,600 shares of Common Stock) and Class D Warrants to purchase up to 50,000 shares of Common Stock.

(6) Mr. Weiss's beneficial ownership consists of approximately 15,894 shares of Common Stock issuable upon conversion of 150 shares of Series D Preferred Stock; 7,434 shares of Common Stock issuable upon exercise of warrants; approximately 125,749 shares of Common Stock issuable upon conversion of approximately

         1,187 shares of Series D Preferred Stock issuable upon exercise of warrants; and options to purchase up to 32,813 shares of Common Stock. In addition, Mr. Weiss may be deemed to be the beneficial owner of 503,002 shares of Common Stock issuable upon conversion of 4,747 shares of Series D Preferred Stock issuable upon exercise of warrants and 23,735 shares of Common Stock issuable upon exercise of warrants, that are held by an entity of which Mr. Weiss is the managing member.

(7) Dr. Klem's beneficial ownership consists of 23,358 shares of Common Stock and options to purchase 300,666 shares of Common Stock. This includes 1,875 shares of Common Stock held for Dr. Klem's children in trust, as to which Dr. Klem has shared voting and investment power, and 150 shares of Common Stock owned by Dr. Klem's wife, as to which he disclaims beneficial ownership.

(8) Dr. Kessel's beneficial ownership consists of 250 shares of Series D Preferred Stock (which are convertible into approximately 26,490 shares of Common Stock), warrants to purchase up to 2,500 shares of Common Stock and options to purchase up to 32,813 shares of Common Stock.

(9) Dr. Salomon's beneficial ownership consists of 500 shares of Common Stock and options to purchase up to 32,813 shares of Common Stock.

(10) Dr. Cooper's beneficial ownership consists entirely of options to purchase Common Stock.

(11) Mr. Drapkin's beneficial ownership consists entirely of options to purchase Common Stock.

(12) Dr. Kasses' beneficial ownership consists entirely of options to purchase Common Stock.

(13) Dr. Sandage's beneficial ownership consists entirely of options to purchase Common Stock.

(14) Mr. Stein's beneficial ownership consists entirely of options to purchase Common Stock.

(15) Mr. Wakoff's beneficial ownership consists entirely of options to purchase Common Stock.


COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS ON COMPENSATION

OVERVIEW

         The Company seeks to achieve three objectives which serve as guidelines in making compensation decisions:

-- Providing a total compensation package which is competitive and, therefore, enables the Company to attract and retain, on a long-term basis, high-caliber executive personnel;

-- Integrating compensation programs with the Company's short-term and long-term strategic plan and business objectives; and

-- Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

         In making its compensation determinations, the Compensation Committee of the Board of Directors has relied, in part, on independent surveys and analyses of management compensation of executives of companies in the biotechnology and pharmaceutical industries

(including companies in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in this Proxy Statement and recommendations of management. The Compensation Committee believes it has established executive compensation levels that are competitive with companies in the biotechnology and pharmaceutical industries when taking into account relative company size, stage of development, individual responsibilities and experience, individual and overall corporate performance and geographic location.

COMPONENTS OF EXECUTIVE COMPENSATION

         The Company's potential therapeutic products are in various stages of research and development and no revenues have as yet been generated from therapeutic product sales. As a result, the use of traditional performance standards, such as corporate profitability, are not believed to be appropriate in the evaluation of the performance of the Company or its individual executives. The compensation of the Company's executive officers is based, in substantial part, on the achievement of individual and overall corporate objectives. Such objectives are established and modified as necessary to reflect changes in market conditions and other factors. Individual and overall corporate performance are measured by reviewing whether these corporate objectives have been achieved.

         The Company's compensation package for executive officers generally consists of annual cash compensation and long-term compensation in the form of stock options. In light of the Company's stage of development, considerable emphasis is placed on equity-based compensation in an effort to preserve cash to finance the Company's research and development efforts.

ANNUAL CASH COMPENSATION

         Compensation levels for the Company's executive officers are determined in part through comparisons with companies of a similar size, stage of development and level of complexity in the biotechnology and pharmaceutical industries and other companies with which the Company competes for personnel. In addition, the compensation level for each executive officer reflects an evaluation of the responsibilities required for each respective position, individual experience levels and individual performance and contributions toward achievement of the Company's business objectives. The compensation levels for the Company's executive officers are designed to be competitive within a range that the Compensation Committee of the Board of Directors determines to be reasonable in light of the aforementioned factors. The salary level of each executive officer is reviewed on an annual basis and adjustments are made as deemed necessary.

STOCK OPTIONS

         The Compensation Committee believes that by providing all full-time employees, including executive officers who have responsibility for the management and growth of the Company, with an opportunity to obtain an equity interest in the Company, the best interests of stockholders and the Company's employees will be closely aligned. Accordingly, all full-time employees, including executive officers, are eligible to receive stock option grants from time to time, giving them the right to purchase shares of the Company's Common Stock at a specified price.

COMPENSATION OF EXECUTIVE OFFICERS

         In making compensation decisions for the Company's fiscal year ended December 31, 1998, the Compensation Committee took into account the Company's limited cash resources, its weakened financial condition, the general financial performance of the Company during 1997 and 1998 and the importance of retaining the Company's cash to finance its development programs. The Compensation Committee also considered the importance to the Company of retaining highly qualified key personnel due to the complex and technologically sophisticated nature of the Company's business. In light of these factors, the only bonus compensation awarded to any executive officer was to Dr. Kenneth G. Kasses, in accordance with his employment agreement when he was hired as the Company's President and Chief Executive Officer effective October 1, 1997. As well, Dr. Kasses receives an annual salary of $300,000 pursuant to the terms of a Letter Agreement dated September 4, 1997. See "Compensation of the President and Chief Executive Officer" above.

         This Compensation Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                              Glenn L. Cooper, M.D.

                              Andrew J. Stein

                              Michael S. Weiss

STOCK PRICE PERFORMANCE GRAPH

         The following graph illustrates a comparison of the five-year cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq National Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index"). The comparisons in the graph are required by the Securities and Exchange Commission ("SEC") and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

--------------------------------------------------------------------------------
                         1993     1994      1995      1996      1997      1998
--------------------- --------- -------- --------- --------- --------- ---------
Genta Inc.             $100.00   $69.49   $ 30.51   $  5.93   $  1.06   $  1.74
--------------------- --------- -------- --------- --------- --------- ---------
NASDAQ Pharmaceutical  $100.00   $75.26   $138.04   $138.47   $142.98   $183.02
--------------------- --------- -------- --------- --------- --------- ---------
NASDAQ Composite       $100.00   $97.00   $136.23   $166.79   $203.98   $281.69
--------------------------------------------------------------------------------


         Assumes a $100 investment on December 31, 1993 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

         The Nasdaq Pharmaceutical Index includes all companies on Nasdaq within SIC code 283. A copy of the list of companies that comprise the Nasdaq Pharmaceutical Index may be obtained upon request by contacting Genta Incorporated, Investor Relations, 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, Tel. (781) 860-5150.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Michael Weiss is a managing director of Genta Jago Technologies B.V., a joint venture that is 50% owned by Genta.

         During 1998 and through March 1999, the Company rented office space from Interneuron Pharmaceuticals, Inc. on a month-to-month basis at $600 a month. The Company and Interneuron Pharmaceuticals, Inc. entered into a two-year lease effective April 1, 1999, pursuant to which the Company rents approximately 2,300 square feet of office space for $3,621 per month, subject to a standard escalation clause. Dr. Glenn L. Cooper is a director and President and Chief Executive Officer of Interneuron Pharmaceuticals, Inc.,and Dr. Bobby W. Sandage, Jr., is Executive Vice President, Research and Development, and Chief Scientific Officer of Interneuron Pharmaceuticals, Inc. Drs. Cooper and Sandage are also directors of the Company.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

         Directors are elected by a plurality vote of the aggregate voting power of the shares of outstanding Common Stock and Series D Preferred Stock, present in person or represented by proxy, voting together as a single class.

                                  PROPOSAL TWO

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, subject to ratification by the stockholders at the Annual Meeting.

         The Company's financial statements have been audited by Ernst & Young LLP since the Company's inception in February, 1988 until Ernst & Young's resignation in October 1998. Deloitte & Touche LLP was hired by the Company on February 10, 1999. For more information concerning the resignation of Ernst & Young LLP and the hiring of Deloitte & Touche LLP, please see the Company's current reports on Form 8-K dated November 3, 1998 and February 12, 1999, respectively.

         Representatives of Deloitte and Touche LLP are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF PROPOSAL TWO.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 2000 Annual Meeting of stockholders of the Company must be received by the Company at the offices of the Company, 99 Hayden Avenue, Suite 200, Lexington, MA 02421 no later than March 15, 2000 in order to be included in the proxy statement and form of proxy relating to such annual meeting.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of the Company and persons who beneficially own more than ten percent of the Company's Common Stock (collectively, the "Reporting Persons") to report their ownership of and transactions in the Company's Common Stock to the SEC. Copies of these reports are also required to be supplied to the Company. The Company believes, upon a review of the copies of such reports received by the Company, written representations furnished by the Reporting Persons to the Company and SEC filings, that during the year ended December 31, 1998 the Reporting Persons complied with all applicable Section 16(a) reporting requirements.

                                  OTHER MATTERS

         The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

         Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                                         By order of the Board of Directors,





                                         Kenneth G. Kasses, Ph.D.
                                         Chairman of the Board, Chief Executive
                                         Officer, and President

Dated: June 15, 1999

                               GENTA INCORPORATED

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING ON JULY 13, 1999.

         The undersigned stockholder of Genta Incorporated (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement each dated June 15, 1999 and the undersigned revokes all prior proxies and appoints Kenneth G. Kasses, Ph.D., Gerald M. Schimmoeller, or either of them, as proxies for the undersigned, with full power of substitution to each, to vote all shares of Common Stock and/or Series D Preferred Stock of the Company which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held at the Harborside Hyatt Conference Center & Hotel, 101 Harborside Drive, Boston, Massachusetts, at 11:00 a.m., local time, on July 13, 1999 and at any postponement or adjournment thereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND RATIFICATION OF DELOITTE AND TOUCHE AS THE COMPANY'S ACCOUNTANTS IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.


            (CONTINUED AND TO BE DATED AND SIGNED ON THE OTHER SIDE.)



                                                                     XXXXXXX
                                                                     XXXXXXX
                                                                     XXXXXXX
                                                                     XXXXXXX [X]



1. ELECTION OF DIRECTORS: To elect the nominees listed below to the Board of Directors for a term of one year:

 FOR all nominees            WITHHOLD             (INSTRUCTION: To withhold
listed to the right          AUTHORITY            authority to vote for any
(except as marked     to vote for all nominees    individual nominee, strike a
 to the contrary)       listed to the right       line through the nominee's
                                                  name in the list below.)
      [ ]                       [ ]
                                                  NOMINEES: KENNETH G. KASSES,
                                                  Ph.D., ANDREW J. STEIN, ROBERT
                                                  E. KLEM, Ph.D., LAWRENCE J.
                                                  KESSEL, M.D., DONALD G.
                                                  DRAPKIN, PETER SALOMON, M.D.,
                                                  HARLAN J. WAKOFF, GLENN L.
                                                  COOPER, M.D., BOBBY W.
                                                  SANDAGE, Jr., Ph.D., MICHAEL
                                                  S. WEISS


2. RATIFICATION OF APPOINTMENT
   OF DELOITTE AND TOUCHE LLP
   AS THE COMPANY'S ACCOUNTANTS:

     FOR   AGAINST   ABSTAIN         and in their discretion, upon any other
     [ ]     [ ]       [ ]           matters that may properly come before the
                                     meeting or any adjournments thereof.

                                     Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of the Company accompanying the same is hereby acknowledged.

                                     PLEASE DATE, SIGN AND RETURN THIS PROXY
                                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                 ]







SIGNATURE______________________ SIGNATURE______________________DATE_____________

PRINT NAME_____________________________ PRINT NAME______________________________
Please sign exactly as your name(s) appears on your stock certificate and print your name. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

                               GENTA INCORPORATED
                             REPORT TO SHAREHOLDERS



                                                                    June 1, 1999


TO OUR SHAREHOLDERS:

I am proud to report to you that the past year was one of great accomplishment for our Company. Following our restructuring in 1997, we determined to refocus our direction and efforts on our most promising and exciting value creation opportunities. As a result we focused our efforts on the development of our Anticode(TM) oligonucleotide technology, and particularly G3139, our lead cancer treatment candidate. Our strategy was to develop a clinical program to investigate the effectiveness of G3139, when combined with chemotherapeutic agents, in the treatment of various cancers. The cancers we have chosen to investigate either have higher incidences (larger potential populations) or are very poorly served by available treatments (with the potential for accelerated development and approval to market).

In summary, the past year has been met with great success as we exceeded our objectives. We have achieved very promising results from our preclinical and clinical studies; raised approximately $5 million through the sale of a non-strategic asset; and reduced our operating expenses by further focusing our efforts. Based on exciting findings from both preclinical and clinical trials and the enthusiastic support from prominent anti-cancer drug researchers, we are now well positioned to capitalize on these efforts. G3139 has been shown in our models to have the potential to treat a wide array of cancers and to be useful when combined with a very broad selection of chemotherapeutic agents.

We have completed one clinical trial and seven others are now underway. Additional trials are in development with the National Cancer Institute. As I describe below, these trials address several different cancers and use several different chemotherapy combinations. While the design of these trials is primarily intended to assess the safety and dosing of G3139 in these various cancers and drug combinations, we were quite pleased to see a consistent pattern of biological effects demonstrated in the results to date. These results with G3139 in patients with advanced disease and who had previously received other treatments--without success--are very promising and compelling, and we are proceeding rapidly to advance the development program.

The following report highlights the progress we have made this year in both accelerating the development of our technology and strengthening our financial position.

GENTA INCORPORATED              REPORT TO SHAREHOLDERS              JUNE 1, 1999


G3139--AT THE FOREFRONT OF ANTISENSE-BASED CANCER THERAPY DEVELOPMENT

--------------------------------------------------------------------------------

                              WHAT IS ANTICODE(TM)?

Cells in the human body produce, or "express," tens of thousands of proteins that are essential for life. Many human diseases arise when cells over-produce certain normal proteins as a result of inherited or acquired genetic defects. Anticode(TM) (antisense) compounds, such as G3139, are short, synthetic DNA-like strands that halt this disease-causing process by binding with a specific messenger ribonucleic acid (mRNA) and destroying it, thereby preventing the over-expression of its protein.

The target of G3139 - the bcl-2 gene - has been implicated in prostate cancer, non-Hodgkin's lymphoma, melanoma, breast and other cancers. Bcl-2 is a proto-oncogene (a gene associated with malignancy) that acts as a major inhibitor of apoptosis (programmed cell death) of cancerous cells. The protein produced by this gene has two known critical functions in the progression of cancer - it makes cancer cells "immortal," creating a survival advantage for malignant over normal cells, and confers resistance to radiation and chemotherapy, rendering these treatments ineffective in the late stages of many types of cancers. G3139 is designed to inactivate the mRNA that produces the Bcl-2 protein product, and prevent the excess cellular production of the protein.

--------------------------------------------------------------------------------

In 1998, Genta's clinical development program for G3139 was launched and it continues to be the Company's single most important project. We believe that the development of G3139 is now at the forefront of antisense-based cancer therapies. The results of our preclinical and clinical studies present a very consistent story. Our investigators have reported that G3139 produces a reduction in the Bcl-2 protein levels, and at least additive effects with chemotherapies. This encourages us to move forward aggressively in development of G3139.

SCIENTIFIC RATIONALE FOR G3139

Early in the year, we hypothesized that G3139 should have the greatest clinical value and utility when used together with chemotherapeutic agents. The rationale for that hypothesis was that the up-regulation of G3139's target, the Bcl-2 protein, is most highly associated with cancers that are resistant to many commonly used anticancer drugs that are reported to achieve their benefit by stimulating apoptosis, or "programmed cell death." Therefore, if G3139 successfully reduces the Bcl-2 protein level in cancer cells that are resistant to chemotherapy, the combination of G3139 with a chemotherapeutic agent that is an apoptotic stimulus should produce a greater benefit than would either drug given alone.


When we approached a number of scientists and clinicians who had worked with Genta and had experience with G3139, they all agreed with this premise. Consequently, we began developing a clinical program to investigate our hypothesis. We also began a series of preclinical studies to test the hypothesis in animal models and to help us select the appropriate chemotherapy combinations in the target cancers.

GENTA INCORPORATED              REPORT TO SHAREHOLDERS              JUNE 1, 1999


PRECLINICAL STUDIES SHOW HIGH LEVELS OF EFFECTIVENESS IN MULTIPLE ANIMAL MODELS OF CANCER

In February 1998, an article appeared in Nature Medicine by our collaborators at the University of Vienna and by Genta scientists. This article reported on the effects of G3139 in combination with a chemotherapy drug commonly used in the treatment of MALIGNANT MELANOMA, DTIC (dacarbazine) in a human melanoma xenograft model in mice. Briefly, this article reported positive effects of the combined treatment approach in this model and supported our clinical plan. The authors reported that of 13 animals who were treated with the combination, ten had no tumor and the remaining three had significantly less tumor volume than DTIC-treated controls and DTIC plus control oligonucleotides. These results were statistically significant.(a)

In March, three other groups of collaborators presented their findings at the American Association for Cancer Research Annual Meeting. Scientists from the Vancouver General Hospital and the University of British Columbia showed that a G3139 analog, specific to mice, produced a significant delay in the development of resistance to hormone therapy in a PROSTATE CANCER model in mice. In addition, this effect was additive to that of mitoxantrone when given in combination in this model. These studies also supported the potential clinical value of G3139 in patients with metastatic prostate cancer that is androgen, or hormone, insensitive, a situation that is also very highly correlated with the up regulation of bcl-2.(b)

A group of scientists from the British Columbia (BC) Cancer Agency reported that in a xenograft model of human LYMPHOMA, G3139 in combination with low-dose cyclophosphamide led to 100% survival and cures of mice that survived for more than 3 months after treatment. The control animals and those treated with either cyclophosphamide or G3139 died from their lymphoma grafts within 1 to 2 months.(c)

Scientists from the Lombardi Cancer Center at Georgetown University Medical Center presented their work showing that the combination of G3139 and docetaxel (Taxotere(R)) produced cures in a mouse xenograft model of humaN BREAst CANCER. This combination produced tumor regression and tumor free survival that lasted beyond 6 months after treatment. Similar effects were reported when G3139 was combined with other chemotherapies including paclitaxel (Taxol(R)).(d) In a separate report, the BC Cancer Agency group also showed a major treatment response in a mouse model of human breast cancer treated with the combination of G3139 and doxorubicin.

EARLY DATA FROM CLINICAL STUDIES ARE EXTREMELY ENCOURAGING

During the last year or so, we initiated several new clinical studies. Our plan was to choose several different cancers and to vary the way in which G3139 and the chemotherapy agents are administered. The findings from the animal models, which often demonstrated cures in animals with established tumor grafts, also guided the rational design of our clinical program.

GENTA INCORPORATED              REPORT TO SHAREHOLDERS              JUNE 1, 1999


The status of our clinical trials is summarized in the following table:

                         STATUS OF G3139 CLINICAL TRIALS

---------------------------------------- ------------------------ --------------------------------- ------------------------------
     TRIAL LOCATION/ INVESTIGATOR                STATUS                      INDICATION                       TREATMENT
---------------------------------------- ------------------------ --------------------------------- ------------------------------
ROYAL MARSDEN HOSPITAL:                  Phase I completed        Non-Hodgkin's Lymphoma            G3139

David Cunningham, MD
---------------------------------------- ------------------------ --------------------------------- ------------------------------
ROYAL MARSDEN HOSPITAL:                  Phase II in progress     Non-Hodgkin's Lymphoma            G3139 with Standard Chemo
                                                                                                    regimens
David Cunningham, MD
---------------------------------------- ------------------------ --------------------------------- ------------------------------
MEMORIAL SLOAN KETTERING CANCER CENTER:  Phase I in progress      Androgen insensitive metastatic   G3139
                                                                  Prostate Cancer and other solid
Howard Scher, MD                                                  tumors

---------------------------------------- ------------------------ --------------------------------- ------------------------------
SIDNEY KIMMEL CANCER CENTER:             Phase I/IIa in progress  Androgen insensitive metastatic   G3139 with androgen blockade
                                                                  Prostate Cancer
John Gutheil, MD
---------------------------------------- ------------------------ --------------------------------- ------------------------------
UNIVERSITY OF VIENNA:                    Phase I/IIa in progress  Metastatic Malignant Melanoma     G3139 with DTIC

Burkhard Jansen, MD
---------------------------------------- ------------------------ --------------------------------- ------------------------------
BRITISH COLOMBIA CANCER AGENCY:          Phase I/IIa in progress  Androgen insensitive metastatic   G3139 with Mitoxantrone
                                                                  Prostate Cancer
Richard Klasa, MD
---------------------------------------- ------------------------ --------------------------------- ------------------------------
BRITISH COLOMBIA CANCER AGENCY:          Phase I/IIa in progress  Non-Hodgkin's Lymphoma            G3139 with Cyclophosphamide

Richard Klasa, MD
---------------------------------------- ------------------------ --------------------------------- ------------------------------
LOMBARDI CANCER CENTER:                  Phase I/IIa in progress  Breast Cancer and other solid     G3139 with Docetaxel
                                                                  tumors
Daniel Hayes, MD
---------------------------------------- ------------------------ --------------------------------- ------------------------------

Through April 1999, over 100 cycles of G3139 administration have been given to patients in our clinical programs. We are rapidly escalating our experience with and knowledge of this treatment, and we are anticipating rapid progress into subsequent development phases.

In May, some of our clinical collaborators presented their findings at the Annual Meeting of the American Society for Clinical Oncology (ASCO).

Our colleagues at the Royal Marsden Hospital in the U.K. have completed their Phase I study in NON-HODGKIN'S LYMPHOMA and have started a Phase II study. They, too, have developed a protocol that will combine treatment with G3139 with standard chemotherapy regimens used at the Royal Marsden. Dr. Justin Waters presented the findings of the Phase I trial at the ASCO meeting. He reported that the continuous, subcutaneous infusion of G3139 for two weeks followed by a four-week observation period was generally well tolerated at doses up to 4.1 mg/kg/day. Local irritation at the site of infusion was frequently reported but managed by changing the infusion site. One patient obtained a complete remission of his disease and remains in remission for about 3 years. Two other patients had minor responses, and seven others had evidence of improvement in symptoms or laboratory evaluations. I should note that this study

GENTA INCORPORATED              REPORT TO SHAREHOLDERS              JUNE 1, 1999


was designed to evaluate the safety of G3139 and that these effects were observed despite just a single two-week treatment cycle and then after the four-week, post-treatment observation period. Perhaps equally encouraging for us was their demonstration of reduced levels of Bcl-2 protein in cells from these patients after treatment with G3139. These reductions could be seen in circulating lymphocytes and in tumor biopsies.(e)

Dr. Howard Scher and his colleagues at the Memorial Sloan-Kettering Cancer Center in New York are progressing well in their Phase I trial in patients with PROSTATE CANCER OR OTHER SOLID TUMORS. Dr. Michael Morris presented their findings to date at ASCO.(f) This was the first U.S. trial and also the first to use a continuous IV infusion. It was also designed as a safety trial to assess the maximum tolerated dose (MTD). To date the safety profile and pharmacology of G3139 have been encouraging, and the MTD has not been reached. The current dosing is beyond that found to be the MTD by the Royal Marsden investigators, yet the safety profile in this trial appears to be better than in the lymphoma patients. We believe this may be related to the type of cancer in these patients and to their relative sensitivity to the treatment based both on their disease and on their prior treatments. Dr. Morris reported that of their 27 enrolled patients, eight went on to receive multiple treatment cycles, meaning that their disease did not progress after the first cycle. This observation of non-progressing disease was made after the two-week treatment period and a two-week observation period. Based on the safety findings thus far, Dr. Scher and his colleagues have been looking to determine how to measure the effect of treatment on the Bcl-2 protein levels. Their preliminary work has been very encouraging, and they report that they can now regularly make such assessments. This will greatly assist us in determining whether or not we can find an optimal bio-effective dose based on Bcl-2 reductions below an MTD. The investigators have now also amended their study protocol to explore more aggressive treatment regimens after the initial cycle to enhance the drug's effect on the patients' clinical status.

Finally, Dr. Burkhard Jansen from the University of Vienna in Austria reported on their findings with G3139 in combination with DTIC in patients with METASTATIC MALIGNANT MELANOMA. Dr. Jansen and his colleagues had initiated a trial in the clinical setting to evaluate their preclinical findings reported above. Dr. Jansen reported at ASCO on nine patients with advanced disease who had failed prior treatments and who received escalating doses of G3139 in a 14-day continuous IV infusion in combination with a standard dose of DTIC given over days 5-10 of the G3139 infusion. He showed striking responses of some metastatic lesions that completely disappeared after treatment. He also reported corresponding reductions in Bcl-2 protein levels from tumor biopsies of metastatic skin lesions.(g)

After reviewing our preclinical data and clinical plans, the National Cancer Institute has agreed to a collaboration with us in the development of G3139. Accordingly, we completed a Cooperative Research and Development Agreement (CRADA) with the Institute. We are now working

GENTA INCORPORATED              REPORT TO SHAREHOLDERS              JUNE 1, 1999


with the NCI to plan the specific studies that they and their investigators will conduct. We have now agreed that they will pursue Phase II clinical trials in colorectal cancer and small cell lung cancer, and another study in patients with resistant or relapsed, acute myelogenous leukemia.

Based on the encouraging findings described above, we believe that the development of G3139 is at the forefront of antisense-based cancer therapies. We have seen a consistent pattern of results across both the preclinical and clinical studies. We have seen a reduction in the Bcl-2 protein levels, and we have seen at least additive effects with chemotherapies. This presents a compelling basis for us to move forward aggressively in development of G3139. Consequently, we recently decided to initiate studies designed to define the clinical efficacy of G3139 in those tumor types that have been inadequately treated by currently available therapies. We hope that this approach will help us achieve registration for marketing G3139 more rapidly than would be possible with a more traditional approach to development.

FINANCIAL POSITION IMPROVED

COST EFFECTIVE CLINICAL TESTING PROGRAM ESTABLISHED. We have been and are committed to reducing operating expenses while focusing our resources on the development of G3139. We succeeded in establishing a highly cost effective clinical testing program, thanks in part to an enthusiastic group of experts in cancer drug development. These investigators at leading cancer research institutions in North America and Europe conducted most of our work. Furthermore, their support of our technology has been key to our ability to accelerate the development process.

SALE OF ASSETS OF JBL SCIENTIFIC, INC. In May 1999, we completed the sale of the assets of JBL Scientific. Through this sale we raised sufficient funds to continue our current operations into the year 2000. In addition, JBL will continue to provide to Genta the support services for the G3139 development program that it had been providing as our wholly owned subsidiary. These services will be provided at no charge to Genta for about one year, thereby allowing us to devote our internal resources to other needs.

COMMON STOCK PRICE INCREASED. During 1998, our common stock price increased from $0.781 to $1.281 (up 64%). As of the end of May 1999, the stock price had increased to $2.56. Our goal is to continue to enhance the value of our common stock to the benefit of all of our shareholders.

FINANCIAL OBLIGATIONS IN JOINT VENTURE RELATIONSHIP REDUCED. As a part of our strategy to focus on the development of G3139, one of our goals has been to reduce our participation in Genta Jago Technologies B.V., our joint venture with SkyePharma PLC (formerly with its subsidiary, Jagotec AG) that has been developing oral, controlled-release drugs that use patented GEOMATRIX(R) technology. We were successful in achieving that goal, and our expenses for

GENTA INCORPORATED              REPORT TO SHAREHOLDERS              JUNE 1, 1999


the JV were significantly reduced. The Company reached an interim agreement with SkyePharma that relieves each of the partners in the JV of any liability relating to funding obligations, and SkyePharma agreed to be responsible for the future development operations of the venture. Genta and SkyePharma will share in the distribution, in agreed-upon percentages, of the revenues from the JV products. This change will allow us to intensify our focus on developing new therapeutic agents such as G3139 while retaining our economic interest in any realized Genta Jago product revenues.


ACQUISITION OF NEW TECHNOLOGY. In 1998, we established a goal of acquiring an additional novel technology to expand our development pipeline and offer new opportunities for financing and future growth. I am pleased to report that we have identified potential technology acquisitions with significant market potential, and I hope to be able to report our progress to you in the very near future. Of course, we cannot be certain that the acquisition will be achieved until the negotiations are successfully completed.


ADMINISTRATIVE CHANGES

In 1998 we were fortunate to bring two very talented new members to our management team. Mr. Tom Burger was appointed Vice President, Corporate Development. He has significant experience in this field and had previously served in a similar capacity with Genta. Dr. Howard Fingert joined our management team as Vice President, Clinical and Regulatory Affairs. Dr. Fingert, a board certified medical oncologist and hematologist, has pharmaceutical industry experience in drug development, regulatory approval, and in the marketing of drugs for cancer and other diseases.

In February, Mr. Jerry Schimmoeller joined us as our Vice President and Chief Financial Officer, and he was subsequently elected Secretary of the Company by our Board of Directors. Jerry brings to Genta significant experience in the financial and administrative management of public and private technology companies, and in raising capital for such companies.

I was personally very gratified by the full support I received from our Board of Directors when they elected me Chairman. Mr. Donald Drapkin, our former Chairman, remains a member of the Board. Mr. Harlan Wakoff, who also heads the Board's Audit Committee, was appointed to the Executive Committee.

Finally, after the first quarter of 1999, we were able to consolidate our operations in Lexington, MA and to close our facilities in San Diego, CA. This move will greatly assist us in developing and executing our plans for moving forward and in managing our resources effectively.

GENTA INCORPORATED              REPORT TO SHAREHOLDERS              JUNE 1, 1999


OUR OBJECTIVES


This past year we resolved many of the administrative issues that impeded Genta's ability to continue its important work. I look forward to the future with confidence that we will continue to advance the development of a promising technology that has the potential to benefit the lives of millions of people. To keep our vision on track, we have set aggressive, yet realistic, goals for the coming year.

-- Aggressively continue the development of our G3139 Anticode(TM) compound. Before the year-end, we intend to initiate trials to define the drug's clinical effectiveness against selected solid tumor types. Some of these trials, if positive, could form the basis for an expedited approval to market the drug for one or more of these tumor types.

-- Complete the acquisition of an additional high-potential technology that will expand our pipeline and provide sources for additional funding for the Company;

--   Develop corporate partnerships for the future development of G3139.


In summary, we are well on our way to creating a new Genta Incorporated that will have long-term viability and sustainability. I again want to thank you, our shareholders, for your continued support and faith in Genta and in its technology. We all continue to strive to fulfill the dream of our founders and all employees, past and present, of developing a significant advance in the fight against cancer.

The statements contained in this report that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words "anticipates," "believes," "expects," "intends," "may" and "plans" and similar expressions are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. For example, the results obtained in pre-clinical studies may not be indicative of results that will be obtained in clinical trials; Genta has not successfully completed human clinical trials of a product based on antisense technology; and delays in the completion of clinical trials as a result of delays in patient enrollment or other factors may occur. Examples of such risks and uncertainties also include, but are not limited to: the obtaining of sufficient financing to maintain the Company's planned operations; the timely development, receipt of necessary regulatory approvals and acceptance of new products; the successful application of the Company's technology to produce new products; the obtaining of proprietary protection for any such

GENTA INCORPORATED              REPORT TO SHAREHOLDERS              JUNE 1, 1999


technology and products; the impact of competitive products and pricing and reimbursement policies; and the changing of market conditions. The Company does not undertake to update forward-looking statements.

I hope that you are as excited and encouraged by our achievements as we are. We are very appreciative of the support of our shareholders, and I look forward to reporting even greater progress to you in the future.


Sincerely,






Kenneth G. Kasses, Ph.D.
Chairman, President, and Chief Executive Officer




----------------

(a) Jansen, Burkhard, et al., "bcl-2 antisense therapy chemosensitizes human melanoma in SCID mice," Nature Medicine,4(2):232-234 (Feb., 1997)
(b) Tolcher, A., et al., "Downregulation of bcl-2 expression by antisense-oligonucleotide (AS-ODN) treatment enhances mitoxantrone cytotoxicity in the androgen-dependent Shionogi tumor model." Proc. Amer. Assoc. Canc. Res. 40:484 (Mar., 1999)
(c) Wong, F., et al., "Low-dose antisense oligonucleotides to bcl-2 with cyclophosphaimde cures SCID/Rag-2 mice with a human B cell lymphoma." Proc. Amer. Assoc. Canc. Res. 40:20 (Mar., 1999)
(d) Yang, D., et al., "Tumor regression of human breast carcinomas by combination therapy of anti-bcl-2 antisense oligonucleotide and chemotherapeutic drugs." Proc. Amer. Assoc. Canc. Res. 40:729 (Mar., 1999)
(e) Waters, Justin S., et al., "Results of a Phase I Clinical Trial of BCL-2 Antisense Molecule G3139 (GENTA) in Patients with Non-Hodgkin's Lymphoma (NHL)." Proc. ASCO 18:4a (May, 1999)
(f) Morris, Michael, J., et al., "A Phase I/IIA Dose-Escalating trial of bcl-2 Antisense (G3139) Treatment by 14-Day Continuous Intravenous Infusion (CI) for Patients with Androgen-independent Prostate Cancer or Other Advanced Solid Tumor Malignancies." Proc. ASCO 18:323a (May, 1999)
(g) Jansen, Burkhard, et al., "A Phase I-II Study with Dacarbazine and BCL-2 Antisense Oligonucleotide G3139 (GENTA) as a Chemosensitizer in Patients with Advanced Malignant Melanoma." Proc. ASCO 18:531a (May, 1999)